Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com   www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES 2006 DIVIDEND
PLANS AND DIRECTOR SLATE

Company Also Provides Update on Chief Financial Officer Succession Plan

BOISE, Idaho, February 21, 2006 - American Ecology Corporation [NASDAQ:ECOL] today announced that the Company intends to pay a $0.15 per common share quarterly dividend in 2006. The next quarterly dividend is expected to be paid on April 21, 2006 to stockholders of record on April 14, 2006.

"Management and the Board of Directors are confident that American Ecology can continue to deliver earnings growth and pay this quarterly dividend in 2006," stated Stephen Romano, American Ecology Chief Executive Officer and Director. "Our free cash flow is sufficient to fund the dividend while also funding all currently planned capital projects and ongoing growth initiatives," Romano noted.

The Company intends that shareholders of record on July 14, 2006 and October 13, 2006 will also receive a $0.15 per share dividend.

At December 31, 2005 the Company reported 17,742,420 shares outstanding and $19.9 million in cash and short-term investments on hand. The Company estimates that approximately $2.7 million in cash will be paid out for each declared quarterly dividend.

Director Slate Announced

Seven members of the current Board of Directors will stand for re-election at the annual shareholders meeting in Chicago, Illinois on May 25, 2006. The slate, to be presented in the Company’s forthcoming proxy statement, will include Edward F. Heil, Roy C. Eliff, Kenneth C. Leung, Richard Riazzi, Jimmy D. Ross, Richard T. Swope and Romano. Current Director Rotchford L. Barker has decided not to stand for re-election.

Chief Financial Officer Succession Plan

On February 17, 2006 the Company announced the resignation of Senior Vice President and Chief Financial Officer Jim Baumgardner effective March 24, 2006. Romano, in coordination with the Chairman of the Board’s Audit Committee, will bring a recommendation to the Board for the position consistent with a Board-adopted executive succession plan.

“American Ecology is in a different, much better position than when Jim Baumgardner joined the Company six years ago,” Romano commented, adding “We are approaching this succession process in a disciplined, organized manner based on the Company’s present strengths, needs and strategic objectives.”

Outlook

Management today reaffirms the Company’s previous earnings per share outlook of $0.72 to $0.82 per fully diluted share in 2006.

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements that are based on management’s current expectations, beliefs, plans, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein. While the Company intends to pay quarterly dividends, payment of any future dividend is contingent upon the Company’s continued compliance with all terms and conditions of the Amended and Restated Credit Agreement with its primary bank, and the Board of Director’s approval of any such dividend declaration or payment. No assurance can be given that the Company will timely locate a successor Chief Financial Officer, successfully implement its business plan, meet its earnings guidance, generate future earnings, increase its cash flow, comply with its bank covenants or pay future dividends. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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